Exhibit 99.1

CRISPR Therapeutics Announces Transition of Chief Financial Officer

ZUG, Switzerland and Boston, Mass., March 13, 2023 -- CRISPR Therapeutics (Nasdaq: CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, announces the hiring and appointment of Raju Prasad, Ph.D., as Chief Financial Officer, effective March 14, 2023. He joins CRISPR Therapeutics from William Blair & Company, where he served as a Partner and Senior Equity Research Analyst covering cell therapy, gene therapy, and gene editing companies. Dr. Prasad succeeds Brendan Smith, who is leaving the Company to pursue external opportunities.

“I'm excited to welcome Raju to our leadership team," said Samarth Kulkarni, Ph.D., Chief Executive Officer of CRISPR Therapeutics. “His in depth knowledge of the cell and gene therapy space, and his extensive experience and relationships within the financial markets, will be an invaluable addition to our Company.”

Dr. Kulkarni added: “On behalf of the Board of Directors and our employees, I want to express our deep appreciation to Brendan for his dedication and significant contributions to CRISPR Therapeutics. We wish him the best in his future endeavors.”

Prior to joining CRISPR Therapeutics, Dr. Prasad served in various roles at William Blair & Company since March 2014, most recently as a Partner. While at William Blair he was a senior biotechnology analyst covering small-cap, mid-cap and large-cap companies. He led the firms’ initiative on launching coverage in the areas of cell therapy, gene therapy, and gene editing. Dr. Prasad previously worked as a research associate with the University of North Carolina at Chapel Hill’s Gillings School of Global Public Health and as an independent consultant with the U.S. Environmental Protection Agency. He also serves on the advisory board of Portal Innovations, a life sciences venture development engine. Dr. Prasad has a B.A. in cell biology and neuroscience from Rutgers University, an M.S. in exercise physiology from the University of Delaware, and a Ph.D. in environmental sciences and engineering from the University of North Carolina at Chapel Hill with a focus in genetic toxicology and mutagenesis. He has authored several publications in scientific journals and is the author of Building Breakthroughs: On the Frontier of Medical Innovation.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 platform. CRISPR/Cas9 is a revolutionary gene editing technology that allows for precise, directed changes to genomic DNA. CRISPR Therapeutics has established a portfolio of therapeutic programs across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine and rare diseases. To accelerate and expand its efforts, CRISPR Therapeutics has established strategic partnerships with leading companies including Bayer, Vertex Pharmaceuticals and ViaCyte, Inc. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Boston, Massachusetts and San Francisco, California, and business offices in London, United Kingdom. For more information, please visit www.crisprtx.com.

CRISPR Therapeutics Forward-Looking Statement

This press release may contain a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements made by Dr. Kulkarni in this press release regarding the expected benefits of Dr. Prasad’s employment, as well as regarding

CRISPR Therapeutics’ expectations about the therapeutic value, development, and commercial potential of CRISPR/Cas9 gene editing technologies and therapies. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. You are cautioned that forward-looking statements are inherently uncertain. Although CRISPR Therapeutics believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: the potential for preliminary data from any clinical trial not to be indicative of final trial results; the potential that clinical trial results may not be favorable; that one or more of its internal or external product candidate programs will not proceed as planned for technical, scientific or commercial reasons; that future competitive or other market factors may adversely affect the commercial potential for its product candidates; uncertainties inherent in the initiation and completion of preclinical studies for its product candidates and whether results from such studies will be predictive of future results of future studies or clinical trials; uncertainties about regulatory approvals to conduct trials or to market products; it may not realize the potential benefits of its collaborations; uncertainties regarding the intellectual property protection for its technology and intellectual property belonging to third parties, and the outcome of proceedings (such as an interference, an opposition or a similar proceeding) involving all or any portion of such intellectual property; and those risks and uncertainties described under the heading “Risk Factors” in CRISPR Therapeutics’ most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in any other subsequent filings made by CRISPR Therapeutics with the U.S. Securities and Exchange Commission, which are available on the SEC's website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. CRISPR Therapeutics disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

CRISPR THERAPEUTICS® word mark and design logo are registered trademarks of CRISPR Therapeutics AG. All other trademarks and registered trademarks are the property of their respective owners.

Investor Contact:

Susan Kim

+1-617-315-4600

susan.kim@crisprtx.com

Media Contact:

Rachel Eides

+1-617-315-4493

rachel.eides@crisprtx.com